Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 24, 2017, with respect to the consolidated financial statements included in the Annual Report of Image Sensing Systems, Inc. on Form 10-K for the year ended December 31, 2016. We hereby consent to the incorporation by reference of said report in the Registration Statements of Image Sensing Systems, Inc. on Forms S-3 (File No. 333-162810, effective November 18, 2009 and File No. 333-41706, effective July 19, 2000) and on Forms S-8 (File No. 333-195923, effective May 13, 2014; File No. 333-167496, effective June 14, 2010; File No. 333-165303, effective March 8, 2010; File No. 333-152117, effective July 3, 2008; File No. 333-142449, effective April 30, 2007; File No. 333-82546, effective February 11, 2002; File No. 333-86169, effective August 30, 1999 and File No. 333-09289, effective July 31, 1996).

/s/ Boulay PLLP

Minneapolis, Minnesota

March 24, 2017